[LOGO]                                                            EXHIBIT 99.1

For Immediate Release                                                Sanjay Sood
                                                                  (727) 578-4669

                                                                  Paul G. Dumond
                                                             011-44-207-603-1515

                  DANKA ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

ST. PETERSBURG, FL (March 28, 2001) -- Danka Business Systems, PLC (NASDAQ:
DANKY) announced today that it has obtained an amendment to its Senior Credit Facility for the period March 28, 2001 through July 16, 2001. This Amendment modifies the financial covenants under the Company's Credit Agreement with its consortium of international bank lenders, which expires March 31, 2002. During the period ending July 16, 2001, the Company may receive advances under the Credit Agreement for its ordinary operational needs.

Danka's Chief Executive Officer, Lang Lowrey, commented, "We are pleased that our bank lenders continue to work with the Company while we implement our various restructuring initiatives. As previously announced, we are encouraged by the progress to date in our bond exchange program, and in the anticipated sale of Danka Services International, our facilities management and outsourcing business. We expect to close these transactions during the Company's first fiscal quarter, and we will use this period of time to continue discussions with the banks and Danka's other constituencies with a view to creating a long term solution to the Company's financing needs."

Danka Business Systems, PLC, headquartered in London, England, and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment and related services parts and supplies. Danka provides office products and services from 30 countries around the world. For additional information about copier, printer and other office imaging products from Danka, visit the web site at: WWW.DANKA.COM.

Certain statements contained in this press release, including statements related to Danka's future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results of differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date they are made.

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11201 DANKA CIRCLE NORTH                                    107 HAMMERSMITH ROAD
ST. PETERSBURG, FL 33716                                          LONDON W14 0QH